Exhibit 23(i)

Bingham McCutchen LLP

150 Federal Street

Boston, MA 0210

April 28, 2006

The Park Avenue Portfolio

c/o The Guardian Life Insurance Company of America

7 Hanover Square

New York, New York 10004-2616

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to The Park Avenue Portfolio, a Massachusetts business trust (the “Trust”) on behalf of its series listed below (each a “Fund” and collectively, the “Funds”).  You have requested that we deliver this opinion to you in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about April 28, 2006 (as so amended, the “Registration Statement”) with respect to the following classes of shares of beneficial interest (the “Classes”) of the Funds (collectively, the “Shares”):

Fund

Classes

The Guardian Park Avenue Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian Park Avenue Small Cap Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian Baillie Gifford International Growth Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian Baillie Gifford Emerging Markets Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian Asset Allocation Fund	Class A, Class B, Class C, Class K, Institutional Class

The Guardian High Yield Bond Fund

Class A, Class B, Class C, Class K, Institutional Class

The Guardian Investment Quality Bond Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian Tax-Exempt Fund	Class A, Class C
The Guardian Cash Management Fund	Class A, Class B, Class C, Class K

The Park Avenue Porfolio

April 28, 2006

The Guardian S&P 500 Index Fund

Class A, Class B, Class C, Class K, Institutional Class

The Guardian UBS Large Cap Value Fund	Class A, Class B, Class C, Class K, Institutional Class
The Guardian UBS Small Cap Value Fund	Class A, Class B, Class C, Class K
The Guardian Low Duration Bond Fund	Class A, Class B, Class C, Class K

In connection with the furnishing of this opinion, we have examined the following documents:

(a)           a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)           copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Amended and Restated Declaration of Trust dated January 8, 1993 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

(c)           a copy of  certain resolutions of the Trustees relating to the establishment and designation of the Funds and the Classes of Shares of the Funds as attached to the certificate referenced in paragraph (d) below (the “Resolutions”);

(d)           a certificate executed by an appropriate officer of the Trust, certifying as to the Trust’s Declaration, By-Laws, the Resolutions and certain other matters; and

(e)           a printer’s proof, received on April 21, 2006, of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have further assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above.  We have also assumed that, at the time of the issuance and sale of the Shares, such Shares will be sold at a sales price in each case in excess of the par value of the Shares and that the Declaration, By-Laws, and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the authorization of the Shares and will be in full force and effect.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein.  No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction.  In addition, to the extent that the Trust’s Declaration,  By-Laws or the Resolutions refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

The Shares, when issued, sold and paid for in accordance with the Declaration, By-Laws and Resolutions, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the reference to us in the Registration Statement under “Legal Opinions” and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP